Exhibit 8.1

10/F, CPIC Plaza, No. 28 Fengsheng Lane, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888 Fax: 86 10 5776 3777

April 1, 2019

Bilibili Inc.

Building 3, Guozheng Center

No. 499 Zhengli Road,

Yangpu District, Shanghai, China

as the “Company”

Dear Sirs,

We are qualified to practice law in the People’s Republic of China (which, for the purposes of this opinion, excludes the Hong Kong and Macau Special Administrative Regions and Taiwan) (the “PRC”) and as such are qualified to issue this legal opinion in respect of the laws and regulations of the PRC (the “PRC Laws”).

We have acted as the PRC counsel for the Company in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and originally filed on April 1, 2019.

In so acting, we have examined the Registration Statement and the originals or copies provided to us by or on behalf of the Company for the purpose of rendering this opinion. With respect to the facts which are important for rendering this opinion but cannot be verified or supported by any documents provided to us by the Company, or where the Company failed to provide relevant documents, we have relied solely on the confirmation made by the Company.

In our examination, we have assumed the genuineness of signatures, chops and seals, and the authenticity of all documents submitted to us as originals; the conformity to the authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies; the truthfulness and accuracy of all oral and/or written information received by us from the Company and its representatives; the representatives of the Company that have delivered to us oral and/or written information were duly authorized to do so; any document submitted to us still exists and has not been varied, cancelled or superseded by some other document or agreement or action of which we are not aware after due inquiry;

and any consents, licenses, and permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the PRC or any subdivision thereof in connection with the transactions contemplated under the Transaction Documents have been obtained or made.

Subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the statements set forth under the caption “Taxation—PRC Taxation” in the Registration Statements, are accurate in all material respects.

This opinion is rendered to you for the purpose hereof only, and save as provided herein, this opinion shall not be quoted nor shall a copy be given to any person (apart from the addressee) without our express prior written consent except where such disclosure is required to be made by applicable law or is requested by the SEC or any other regulatory agencies.

We consent to the reference of our name under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the registration statement on Form F-3, originally filed by the Company on April 1, 2019, with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm

Tian Yuan Law Firm